Exhibit 4.2

HUYA Inc. - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital US$100,000 divided into 1,000,000,000 shares comprising of

(i) 750,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 50,000,000 shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on

DIRECTOR